TREDEGAR REPORTS FIRST-QUARTER 2015 RESULTS

•	Operating profit from ongoing operations for Film Products of $17.6 million was $0.9 million higher than the first quarter of 2014

•	Operating profit from ongoing operations for Bonnell Aluminum of $5.3 million was $0.5 million higher than the first quarter of 2014
RICHMOND, VA--(BUSINESS WIRE)--May 4, 2015--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported first-quarter financial results for the period ended March 31, 2015.
First-Quarter Financial Results Highlights

•	Net income from continuing operations was $9.9 million, or 30 cents per share

•	Net income from ongoing operations, which excludes special items, was $9.6 million, or 29 cents per share
Further details regarding the special items that reconcile net income from ongoing operations to net income from continuing operations are provided in Note A of the Notes to the Financial Tables in this press release.
Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “While pleased with our first-quarter bottom line results, we did experience some of the challenges that we described at year-end. As a result, the improvement in operating profit at Film Products was primarily driven by favorable trends in resin prices and foreign exchange rates. Nonetheless, we are encouraged by strong operational performance for personal care materials and surface protection films. Our new flexible packaging production line in Brazil is performing well, but as expected, market conditions remain difficult in the Latin American market, which is dampening some of the benefits of our new capacity.”
Ms. Taylor added, “Bonnell Aluminum saw continued growth in its largest market, nonresidential building and construction, and we are encouraged by higher volumes in other key markets, most notably automotive extrusions. That said, during the quarter we experienced some product mix-related production inefficiencies and incurred cost associated with our anodizing expansion project. As it ramps up, the upgraded anodizing line is expected to alleviate some of the production inefficiencies, as well as adding much-needed capacity and enhancing our finishing capabilities.”
    Ms. Taylor continued, “Looking forward, we anticipate continued strong demand for our surface protection films, and similar to the first quarter, we expect challenging market conditions to continue in the Latin American flexible packaging films market. In response, the leadership team in Brazil is focused on aggressively attacking costs while maximizing the mix of higher-value films. For Bonnell Aluminum, we expect volume growth in the nonresidential building and construction and automotive markets to continue.”
OPERATIONS REVIEW
Film Products
A summary of first-quarter operating results from ongoing operations for Film Products is provided below:

	Three Months Ended		Favorable/
(In Thousands, Except Percentages)	March 31,		(Unfavorable)
	2015	2014	% Change
Sales volume (pounds)	62,703	62,623	0.1%
Net sales	$133,201	$149,160	(10.7)%
Operating profit from ongoing operations	$17,617	$16,722	5.4%

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First-Quarter Results Versus Prior Year First Quarter
Net sales (sales less freight) in the first quarter of 2015 decreased in comparison to the same period in the prior year due to the negative impact of the change in the U.S. dollar value of currencies for operations outside the U.S., a decrease in average selling prices and an unfavorable change in product mix. Volumes were relatively flat compared to the prior year despite the loss of business related to certain babycare elastic laminate films sold in North America. Changes in product mix reduced net sales by approximately $4.1 million as the impact of previously noted lost volumes (approximately $8.1 million) was partially offset by higher volumes in flexible packaging films. The estimated reductions in average selling prices of approximately $4.7 million can be primarily attributed to the unfavorable impact of the contractual pass-through of lower average resin prices and competitive pricing pressures. The change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact on current year net sales of approximately $7.2 million.
Operating profit from ongoing operations in the first quarter of 2015 increased by $0.9 million in comparison to the first quarter of 2014. Higher volumes in flexible packaging films and a more favorable mix in surface protection films increased operating profit from ongoing operations by approximately $1.6 million. Manufacturing expenses decreased by approximately $0.5 million as lower costs in personal care materials and surface protection films were partially offset by higher manufacturing expenses in flexible packaging films as challenging market conditions had an unfavorable impact on capacity utilization in Brazil. The absorption of manufacturing overhead in flexible packaging films is expected to improve with anticipated volume growth in the second half of the year. Competitive pricing pressures in flexible packaging and polyethylene overwrap films had an estimated unfavorable impact of approximately $1.5 million in the first quarter of 2015 compared to the first quarter of 2014. The previously noted loss of volumes for certain babycare elastic laminate films sold in North America reduced operating profit from ongoing operations by approximately $1.2 million. Higher research and development costs and other strategic investments within Film Products increased costs by approximately $1.0 million in the first quarter of 2015 compared to the first quarter of 2014. The remaining increase in selling, general and administrative expenses of approximately $1.2 million was primarily related to the timing of certain costs and higher employee medical benefit expenses.
The change in the dollar value of currencies for operations outside the U.S. had a favorable impact on operating profit from ongoing operations of approximately $1.6 million in the first quarter of 2015 compared to the same period in the prior year. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was a positive $1.9 million in the first quarter of 2015 and a negative $0.3 million in the first quarter of 2014.
Capital expenditures in Film Products were $5.0 million in the first three months of 2015 compared to $8.1 million in the first three months of 2014. Capital expenditures for the first three months of 2014 include approximately $5.4 million for the project to expand capacity at the Company’s manufacturing facility in Cabo de Santo Agostinho, Brazil. Film Products currently estimates that total capital expenditures in 2015 will be approximately $30 million, including approximately $12 million for routine capital expenditures required to support operations. Depreciation expense was $6.0 million in the first three months of 2015 and $6.8 million in the first three months of 2014. Depreciation expense is projected to be approximately $26 million in 2015. Amortization expense was $0.8 million in the first three months of 2015 and $0.9 million in the first three months of 2014, and is projected to be approximately $4 million in 2015.

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Aluminum Extrusions
A summary of first-quarter results from ongoing operations for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

	Three Months Ended		Favorable/
(In Thousands, Except Percentages)	March 31,		(Unfavorable)
	2015	2014	% Change
Sales volume (pounds)	39,454	36,648	7.7%
Net sales	$93,645	$79,283	18.1%
Operating profit from ongoing operations	$5,292	$4,761	11.2%
First-Quarter Results Versus Prior Year First Quarter
Net sales in the first quarter of 2015 increased in comparison to the first quarter of 2014 primarily due to higher sales volumes and an increase in average selling prices. Higher sales volumes, primarily in the nonresidential building and construction and automotive markets, had a favorable impact of approximately $7.9 million in the first quarter of 2015. The increase in nonresidential building and construction volumes was consistent with market growth for the period. Higher average selling prices, which had a positive impact on net sales of approximately $6.5 million, can be primarily attributed to an increase in average aluminum costs and inflationary price increases.
Operating profit from ongoing operations increased by $0.5 million in the first quarter of 2015 compared to the first quarter of 2014. Higher sales volumes had a favorable impact of approximately $1.7 million in comparison to the prior year. Higher sales volumes were partially offset by an increase in manufacturing expenses of approximately $1.6 million. Higher production costs in the first quarter of 2015 compared to the first quarter of 2014 were primarily related to manufacturing inefficiencies resulting from efforts to meet increased demand and changes in product mix and the timing of certain charges. There were also construction-related expenses associated with the project to expand and upgrade anodizing capacity of approximately $0.4 million in the first quarter of 2015. Construction-related expenses associated with the upgraded anodizing line are expected to be approximately $0.6 million in the second quarter of 2015. Unanticipated utility, distribution and manufacturing costs as a result of adverse weather conditions had an estimated unfavorable impact of approximately $0.2 million in the first quarter of 2015 compared to approximately $1.2 million in the first quarter of 2014.
Capital expenditures for Bonnell Aluminum were $2.8 million in the first three months of 2015 compared to $2.0 million in the first three months of 2014. Capital expenditures are projected to total approximately $10 million in 2015, which includes approximately $5 million for routine capital expenditures required to support operations. Depreciation expense was $2.1 million in the first three months of 2015 compared to $1.9 million in the first three months of 2014, and is projected to be approximately $9 million in 2015. Amortization expense was $0.3 million in the first three months of 2015 and $0.5 million in the first three months of 2014, and is projected to be approximately $1 million in 2015.
Corporate Expenses, Interest and Taxes
Pension expense was $3.1 million in the first three months of 2015, an unfavorable change of $0.9 million from the first three months of 2014. Most of the impact on earnings from higher pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $12.3 million in 2015. Corporate expenses, net increased in 2015 versus 2014 primarily due to the previously noted higher pension expense and higher stock-based employee benefit costs, partially offset by the timing of certain non-recurring corporate expenditures. In 2014, corporate expenses, net included costs of $0.9 million related to responding to a Schedule 13D filed with the SEC by certain shareholders.
Interest expense was $0.9 million in the first three months of 2015 in comparison to $0.6 million in the first three months of 2014.

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The effective tax rate used to compute income taxes for income from continuing operations was 32.6% in the first three months of 2015 compared to 35.2% in the first three months of 2014. Income taxes from continuing operations in the first three months of 2015 reflect adjustments for certain permanent tax differences and valuation allowances associated with expected limitations on the utilization of assumed capital losses. Income taxes from continuing operations in the first three months of 2014 was relatively consistent with the federal statutory rate as a result of various mitigating factors. An explanation of significant differences between the estimated effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2015 and 2014 will be provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.
CAPITAL STRUCTURE
Net debt (debt in excess of cash and cash equivalents) was $85.8 million at March 31, 2015, compared with $87.2 million at December 31, 2014. Net debt is a financial measure that is not calculated or presented in accordance with United States generally accepted accounting principles (“GAAP”). See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane Holdings LLC (“Terphane”) and AACOA, Inc. (“AACOA”), may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisitions of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company (“P&G”) and Film Products may not be able to mitigate the impact of the expected decline in net sales to P&G on operating profit from ongoing operations; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2014 Annual Report on Form 10-K (the “2014 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, which include the 2014 Form 10-K.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement

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concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of our website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2014 sales of $952 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Sales	$234,171	$235,213
Other income (expense), net (d)	108	(94)
	234,279	235,119

Cost of goods sold	189,431	190,694
Freight	7,325	6,770
Selling, R&D and general expenses	20,958	21,298
Amortization of intangibles	1,083	1,395
Interest expense	885	630
Asset impairments and costs associated with exit and disposal activities, net of adjustments (b)	(52)	1,245
	219,630	222,032
Income before income taxes	14,649	13,087
Income taxes (e)	4,779	4,608
Net income (c)	$9,870	$8,479

Earnings per share:
Basic	$0.30	$0.26
Diluted	$0.30	$0.26

Shares used to compute earnings per share:
Basic	32,482	32,242
Diluted	32,628	32,621

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Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Net Sales
Film Products	$133,201	$149,160
Aluminum Extrusions	93,645	79,283
Total net sales	226,846	228,443
Add back freight	7,325	6,770
Sales as shown in the Consolidated Statements of Income	$234,171	$235,213

Operating Profit
Film Products:
Ongoing operations	$17,617	$16,722
Plant shutdowns, asset impairments, restructurings and other (b)	67	(1,245)
Aluminum Extrusions:
Ongoing operations	5,292	4,761
Plant shutdowns, asset impairments, restructurings and other (b)	(15)	—
Total	22,961	20,238
Interest income	89	195
Interest expense	885	630
Stock option-based compensation costs	300	241
Corporate expenses, net (d)	7,216	6,475
Income before income taxes	14,649	13,087
Income taxes (e)	4,779	4,608
Net income (c)	$9,870	$8,479

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Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Cash & cash equivalents	$55,155	$50,056
Accounts & other receivables, net	122,859	113,341
Income taxes recoverable	—	877
Inventories	73,102	74,308
Deferred income taxes	8,775	8,877
Prepaid expenses & other	8,137	8,283
Total current assets	268,028	255,742
Property, plant & equipment, net	248,523	269,957
Goodwill & other intangibles, net	206,680	215,129
Other assets	47,124	47,798
Total assets	$770,355	$788,626
Liabilities and Shareholders’ Equity
Accounts payable	$97,656	$94,131
Accrued expenses	30,767	32,049
Income taxes payable	5,507	—
Total current liabilities	133,930	126,180
Long-term debt	141,000	137,250
Deferred income taxes	33,287	39,255
Other noncurrent liabilities	113,271	113,912
Shareholders’ equity	348,867	372,029
Total liabilities and shareholders’ equity	$770,355	$788,626

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Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net income	$9,870	$8,479
Adjustments for noncash items:
Depreciation	8,129	8,751
Amortization of intangibles	1,083	1,395
Deferred income taxes	(2,419)	(2,157)
Accrued pension income and post-retirement benefits	3,129	2,252
Loss on asset impairments and divestitures	—	400
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(14,782)	(18,912)
Inventories	(3,334)	304
Income taxes recoverable/payable	6,110	3,502
Prepaid expenses and other	(1,035)	1,360
Accounts payable and accrued expenses	4,251	4,223
Other, net	1,351	445
Net cash provided by operating activities	12,353	10,042
Cash flows from investing activities:
Capital expenditures	(7,817)	(10,153)
Proceeds from the sale of assets and other	504	—
Net cash used in investing activities	(7,313)	(10,153)
Cash flows from financing activities:
Borrowings	34,250	8,000
Debt principal payments	(30,578)	(13,000)
Dividends paid	(2,939)	(2,261)
Proceeds from exercise of stock options and other	2,134	(139)
Net cash provided by (used in) financing activities	2,867	(7,400)
Effect of exchange rate changes on cash	(2,808)	121
Increase (decrease) in cash and cash equivalents	5,099	(7,390)
Cash and cash equivalents at beginning of period	50,056	52,617
Cash and cash equivalents at end of period	$55,155	$45,227

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Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income and earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation is shown below:

(in millions, except per share data)	Three Months Ended March 31,
	2015	2014
Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$9.9	$8.5
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	(0.1)	0.8
(Gains) losses from sale of assets and other	(0.2)	0.2
Net income from ongoing operations	$9.6	$9.5

Earnings per share from continuing operations as reported under GAAP (diluted)	$0.30	$0.26
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.02
(Gains) losses from sale of assets and other	(0.01)	0.01
Earnings per share from ongoing operations (diluted)	$0.29	$0.29
(b) Plant shutdowns, asset impairments, restructurings and other in the first quarter of 2015 include:

•	Pretax adjustment of $67,000 to reverse previously accrued severance and other employee-related costs associated with restructurings in Film Products; and

•	Pretax charges of $15,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the first quarter of 2014 include:

•	Pretax charges of $0.8 million for severance and other employee-related costs in connection with restructurings in Film Products;

•
Pretax charges of $0.5 million associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina, which includes severance and other employee-related costs of $0.3 million and asset impairments of $0.2 million.

(c)
Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was a loss of $22.9 million in the first quarter of 2015 and income of $15.5 million for the first quarter of 2014. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other post-retirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders’ equity.

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(d)
Pretax charges of $0.2 million in the first quarter of 2014 (none in the first quarter of 2015) related to unrealized losses for the Company’s investment in the Harbinger Capital Partners Special Situations Fund, L.P. were recorded as a result of a reduction in the value of the Company’s investment that is not expected to be temporary. The impairment charge is included in “Other income (expense), net” in the condensed consolidated statements of income and in “Corporate expenses, net” in the statement of net sales and operating profit by segment.

(e)
Income taxes from continuing operations in 2015 included the partial reversal of a valuation allowance of $0.2 million related to the expected limitations on the utilization of assumed capital losses on certain investments that was recognized in prior years. Income taxes in 2014 included a valuation allowance of $40,000 related to the expected limitations on the utilization of assumed capital losses on certain investments.

(f)	Net debt is calculated as follows:

(in millions)	March 31,	December 31,
	2015	2014
Debt	$141.0	$137.3
Less: Cash and cash equivalents	55.2	50.1
Net debt	$85.8	$87.2
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com

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